Exhibit 99.1

The following discussion may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. For information concerning these factors and related matters, see the following sections of our Annual Report on Form 10-K for the year ended December 31, 2001: (a) “Risk Factors” in Item 1, “Business,” and (b) “Introduction” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in addition to the other information set forth in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002.

December 5, 2002

Dear Shareholders:

I am pleased to report to you that Bankrate’s robust core business continued to generate impressive earnings in the third quarter and nine months ended September 30, 2002. We have benefited from increasing strength and demand for our services both on and offline. As a result, Bankrate’s nine-month 2002 revenue exceeded revenue for the entire 12 months of 2001.

While our results are detailed in the attached press release, I want to take this opportunity to focus on a few key highlights.

Total revenue for the third quarter increased 73% to $7.2 million from the same quarter in 2001 and was 17% higher than our second quarter this year. Third quarter net income reflected a substantial increase to a record $1.6 million, or $0.11 per share on a diluted basis, compared to a loss of $379,000, or $ 0.03 per share, in the same quarter last year. This was also our fourth consecutive profitable quarter and our sixth consecutive quarter of generating cash from operations. Cash increased from $6.5 million at March 31, 2002 to $8.4 million at September 30, 2002 and we remained virtually debt-free.

In addition to progress on the financial front, we made impressive gains on the marketing side as well. As the brand leader in the online consumer banking marketplace, Bankrate.com continues to build extraordinary value for consumers, advertisers and our partners. During the third quarter, we signed significant new distribution agreements with The Wall Street Journal, The New York Times, and The New York Post. In addition, we renewed our partnership agreement with America Online, one of our oldest partnerships dating back to 1997. These new agreements are part of our network of over 80 online partners, including Yahoo!, America Online, MSN and Smart Money, for which Bankrate.com has become the preferred channel of distribution for consumer banks on the Internet.

Bankrate’s successful partnerships reflect the depth and breadth of the information we provide. Through these relationships and direct access to our Bankrate.com website, we connect over 4,800 financial institutions to over 4 million unique visitors each month. Bankrate tracks over 100 consumer banking products in over 170 markets across the United States and covers mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans, and online banking fees, which are the largest consumer spends.

Importantly, Bankrate delivers consumers directly to the banks through multiple channels. Our neutral and free marketplace approach facilitates transactions between buyers and sellers by listing the current rates and by informing people geographically about rates. We have created an environment where consumers are able to connect with ease and speed with specific banks that meet their individual needs.

These are the factors that have provided Bankrate with a brand that is so valuable. As a result of this operational excellence, Forester Research points to Bankrate.com as an example of the marketplace site that has used the Internet to improve and transform the consumer shopping experience.

The success of our business would not be possible without management’s long-standing commitment to establishing a solid financial foundation for Bankrate. Our strong balance sheet and cash flow will allow us to take advantage of opportunities that may present themselves to extend our product lines through internal growth. We have also established strict criteria for reviewing potential acquisition candidates, considering only those that are related to our core business and will be accretive very quickly.

With our strong core business, we are able to focus on leveraging our intellectual property to reach new markets. We plan to introduce new products designed for institutional corporate and professional services based on in-house resources, and our considerable database markets in the second half of 2003.

Based on results achieved thus far, and the continuing demand from advertisers, we expect 2002 revenue to exceed $25.5 million and net income (excluding the gain on early extinguishment of debt of $2,022,000, or $0.14 per share) to exceed $4.1 million, or $0.29 per share on a diluted basis. We are committed to building Bankrate to a far larger and more profitable company than it is today and looking forward to the future with a great deal of confidence and enthusiasm.

Sincerely,
Elisabeth DeMarse
President and CEO